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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Analog Devices, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated December 1, 1998, with respect to the consolidated financial statements of Analog Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1998, and our report dated January 22, 1999 with respect to the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                      /s/ Ernst & Young LLP

                                                      ERNST & YOUNG LLP

Boston, Massachusetts
September 10, 1999

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